EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports First Quarter 2008 Results

- 10% Product and Service Revenue Growth -

HOPKINTON, Mass., May 8, 2008 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today reported its first quarter financial results for 2008. First quarter revenues were $29.3 million, an increase of 3% over revenues of $28.4 million in the same period in 2007. The effect of foreign exchange on revenues was a favorable impact of 3% compared to the prior year. Net loss for the quarter was $9.9 million ($0.21 per share on a GAAP basis), compared to a net loss of $9.6 million ($0.20 per share on a GAAP basis) in the same quarter of 2007.

Highlights:

•                  Product and service revenues grew 10% and compensated for the anticipated revenue loss from significant microfluidic license payments in 2007

-                 Strong revenue performance within optical imaging and automation product families, including product revenue growth of 26% and 20%, respectively

-                 Slow start to the year within Caliper’s Discovery Alliances and Services due to timing delays under two major contracts, which is expected to be made up over the remainder of 2008

•                  Consolidation of west coast operations and streamlining in the finance organization

-                 Plans implemented to improve R&D and G&A effectiveness and productivity

•                  Significant litigation matters concluded

-                 Settlement of AntiCancer litigation further enables the imaging growth strategy

-                 Legal expenses are anticipated to decrease over remainder of 2008, assuming no new litigation

“In the first quarter of 2008, we achieved strong product revenue performance offsetting the anticipated loss of one time microfluidic licensing revenue from 2007,” said Kevin Hrusovsky, president and CEO of Caliper.   “We are delivering double digit revenue growth in products and services, particularly imaging, as we broaden our reach beyond our strong presence in oncology into infectious disease and metabolic and central nervous system disorders.  With the AntiCancer settlement, we expand and clarify our imaging intellectual property, and strengthen our growth potential for licensing and imaging instrument revenues.  In addition, we have some exciting new microfluidic product and development opportunities that we believe will improve the growth potential of our microfluidic product revenue.  On the cost side, we have taken steps to improve our R&D and operating expense productivity.  We are encouraged with the pace of our transformation to patented next generation products and services, now 60% of our revenue, and expect to improve our financial performance as we grow our top line and reduce and leverage our cost structure.”

As previously announced during the quarter, Caliper initiated plans to consolidate its west coast operations between its Mountain View, CA and Alameda, CA locations.  The plan is aimed to improve the productivity and effectiveness of research and development spending, and cut non-productive facility costs.  The first fiscal quarter included severance charges of $0.6 million related to the consolidation and other actions taken in the quarter.  Adjusted net loss per share on a non-GAAP basis, as explained below under the heading “Use of Non-GAAP Financial Measures” was ($0.12) compared to ($0.11) for the prior year quarter.

2008 GAAP Guidance

Caliper reported that its revenue outlook for the second quarter of 2008 is $33.0 to $36.0 million, and its revenue outlook for the full year remains $142.0 to $148.0 million.  Caliper’s revenue projection encompasses combined product and service revenue for the second quarter of 2008 of $30.0 to $33.5 million and for the full year 2008 of $132.0 to $138.0 million, representing 6% and 12% product and service growth at the midpoint of the respective ranges.

Use of Non-GAAP Financial Measures

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. We use certain non-GAAP financial measures, including adjusted EPS, which exclude restructuring charges, including severance charges; amortization of acquired intangibles; asset impairment charges; and amortization of stock compensation.  We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial position and results of operations, and that when these non-GAAP measures are viewed in conjunction with GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance.  In addition, we use these non-GAAP measures to evaluate our performance, allocate resources, set incentive compensation targets, and for planning and forecasting future periods.  Non-GAAP measures are not intended to substitute for GAAP financial measures.  To the extent that this release contains non-GAAP financial measures, we have provided a reconciliation of such measure to the corresponding GAAP financial measure, and we have provided the corresponding GAAP financial measures for comparative purposes.

Caliper will discuss its first quarter results in a conference call to be held today, May 8 at 9:00 a.m. EDT. To participate in the call, please dial 888.680.0893 five to ten minutes prior to the call and use the participant passcode 93268278. International callers can access the call by dialing 617.213.4859 and entering the same passcode.  You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PRYBLGWL9.

A live webcast of the call can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the second quarter of 2008.

Telephone replays of the conference call will be available approximately two hours after the completion of the call on May 8 until May 15, 2008. To access a telephone playback of the proceedings, dial 888.286.8010 and use the participant passcode 20551909. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently.  Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease.  Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expected financial results for the second quarter ending June 30, 2008 and for fiscal year 2008, Caliper’s beliefs regarding the future growth rate performance of its microfluidic and imaging products, the ability of our CDAS business to make up for certain revenue shortfalls over the remainder of 2008, and our ability to lower legal expenses over the remainder of 2008, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery and imaging systems and other products. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2007. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  Caliper is a registered trademark of Caliper Life Sciences, Inc.

Contact:	Media:
Peter McAree	Stacey Holifield or Melissa Bruno
Chief Financial Officer	Schwartz Communications
508.497.2215	781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Product revenue	$17,665	$15,261
Service revenue	9,008	8,930
License fees and contract revenue	2,614	4,249

Total revenue	29,287	28,440

Costs and expenses:
Cost of product revenue	11,105	9,967
Cost of service revenue	6,098	5,653
Cost of license revenue	284	442
Research and development	5,532	6,774
Selling, general and administrative	13,932	12,607
Amortization of intangible assets	2,490	2,537
Restructuring charges, net	6	26

Total costs and expenses	39,447	38,006

Operating loss	(10,160)	(9,566)
Interest income, net	(155)	7
Other income, net	407	13
Provision for income taxes	(28)	(51)

Net loss	$(9,936)	$(9,597)

Net loss per share, basic and diluted	$(0.21)	$(0.20)
Shares used in computing net loss per common share, basic and diluted	47,683	46,979

Reconciliation of GAAP to Non-GAAP Financial Measure

Adjusted Earnings per Share (see explanation of adjustments below)

	Three Months Ended March 31,
	2008	2007

GAAP EPS	$(0.21)	$(0.20)
Adjustments:
Share-based compensation expense (1)	1,010	1,353
Purchase accounting adjustment for revenue not recognized, net of costs (2)	—	572
Acquisition related intangible amortization (3)	2,490	2,537
Restructuring and severance costs (4)	608	—
Total Adjustments	$4,108	$4,462

Per share effect of adjustments	0.09	0.09

Adjusted Earnings per Share	$(0.12)	$(0.11)

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding share-based compensation, purchase accounting revenue and cost of sales fair value adjustments due to business combination accounting rules, amortization of intangible assets, and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

1)              We exclude share-based compensation from this measure because share-based compensation plans involve sensitive measures and assumptions in calculating the expense that could vary dramatically between us and our peers, which we believe makes comparisons of long-range trends difficult for management or investors, and could result in overstating or understating the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

2)              We exclude purchase accounting revenue fair value adjustments (net of associated costs) from this measure due to business combination accounting rules that would otherwise result in such revenues (and associated costs) to be recognized on a continuing GAAP basis because management expects the contractual arrangements underlying these revenues will be renewed and that our investors will use this adjustment as a basis for measuring our ongoing performance, although there can be no assurance that such contractual arrangements will be renewed.

3)              We exclude amortization of intangible assets from this measure because we believe intangible asset amortization charges do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

4)              We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult for management or investors and could distort performance measures involving our internal investments and the costs to support our operating structure.

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$13,643	$15,709
Marketable securities	2,587	3,246
Accounts receivable, net	26,682	30,248
Inventories	23,343	19,572
Other current assets	3,834	2,353

Total current assets	70,089	71,128
Property and equipment, net	10,984	11,477
Intangible assets, net	40,335	42,862
Goodwill	80,590	80,836
Other assets	1,051	1,626

Total assets	$203,049	$207,929

Liabilities and stockholders’ equity
Current liabilities	$49,112	$45,391
Loans payable and other long-term obligations	21,309	21,352
Stockholders’ equity	132,628	141,186

Total liabilities and stockholders’ equity	$203,049	$207,929

Note (1): Derived from audited financial statements for the year ended December 31, 2007.

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